Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) discusses our results of operations and our financial condition. MD&A should be read in conjunction with our Items 1 “Business,” 1A “Risk Factors,” and 2 “Properties” and our Consolidated Financial Statements in Item 8 below. Amounts included in this MD&A reflect the effects of the new accounting guidance regarding the accounting for and presentation of noncontrolling interests (see Note 3).
Executive Overview
Net income attributable to AmeriGas Partners, L.P. in Fiscal 2009 was $224.6 million, which includes $39.5 million from the sale of its California storage facility, compared with net income attributable to AmeriGas Partners, L.P. of $158.0 million in Fiscal 2008. A number of factors contributed to the improved performance. The most important factor was a significant decline in propane product costs. Commodity prices for propane declined precipitously as we entered our critical winter heating season during the first quarter of Fiscal 2009 following a significant increase in propane prices during most of the second half of Fiscal 2008. As a result of the decline in propane commodity prices we realized higher than normal retail unit margins. Although propane commodity prices rose later in Fiscal 2009 from earlier Fiscal 2009 low levels, propane costs were less volatile during much of Fiscal 2009 and at the end of Fiscal 2009 remained more than 35% lower than such prices at the end of Fiscal 2008. As previously mentioned, results in Fiscal 2009 benefited from the Partnership’s November 2008 sale of its California LPG storage facility which increased our net income by $39.5 million and resulted in net cash proceeds to the Partnership of approximately $42 million. During Fiscal 2009, our delivery expenses benefited from lower vehicle fuel prices. Average temperatures during the Fiscal 2009 heating season were slightly colder than the prior year.
Partially offsetting these beneficial factors in Fiscal 2009 were the effects of the economic recession on economic activity and customer conservation. The effects of the economic recession were particularly evident in our commercial business, notably our reduced forklift volumes, and to a lesser extent in our reduced residential volumes.
Looking ahead, our Fiscal 2010 results will be influenced by a number of factors including temperatures during the heating-season months, the length and severity of the economic recession and the level and volatility of commodity prices for propane. As previously mentioned, the precipitous decline in propane commodity prices in Fiscal 2009 resulted in higher than normal unit margins.
We believe that we have sufficient liquidity in the forms of revolving credit facilities and letters of credit to fund business operations for the foreseeable future. Due in large part to declining commodity prices for propane, Fiscal 2009 cash flow was stronger than Fiscal 2008 as our investment in working capital, principally inventories and accounts receivable, declined. We finished Fiscal 2009 with $59.2 million of cash and cash equivalents on the balance sheet and no borrowings outstanding on our revolving credit facilities.

Analysis of Results of Operations
The following analyses compares the Partnership’s results of operations for (1) Fiscal 2009 with Fiscal 2008 and (2) Fiscal 2008 with the year ended September 30, 2007 (“Fiscal 2007”). The following table provides gallons sold, weather and certain financial information for the Partnership and should be read in conjunction with the sections “Fiscal 2009 Compared to Fiscal 2008” and “Fiscal 2008 Compared to Fiscal 2007” below.
Our consolidated results of operations for Fiscal 2009, Fiscal 2008 and Fiscal 2007 include the effects of the Financial Accounting Standards Board’s accounting guidance for the presentation of noncontrolling interests in consolidated financial statements. For further discussion see Note 3 to consolidated financial statements.

	Year Ended September 30,
(Millions of dollars, except where noted)	2009	2008	2007
Gallons sold (millions):
Retail	928.2	993.2	1,006.7
Wholesale	119.7	111.2	117.4

	1,047.9	1,104.4	1,124.1

Revenues:
Retail propane	$1,976.0	$2,439.2	$1,958.5
Wholesale propane	115.9	185.4	137.6
Other	168.2	190.6	181.3

	$2,260.1	$2,815.2	$2,277.4

Total margin (a)	$943.6	$906.9	$840.2
EBITDA (b)	$381.4	$313.0	$338.7
Operating income	$300.5	$234.9	$265.7
Net income attributable to AmeriGas Partners, L.P. (c)	$224.6	$158.0	$190.8

Degree days — % (warmer) than normal (d)	(2.5%)	(3.0%)	(6.5%)

(a)	Total margin represents total revenues less cost of sales – propane and cost of sales – other.

(b)
Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years. Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in Fiscal 2009 and Fiscal 2007 includes the effects of pre-tax gains of $39.9 million and $46.1 million, respectively, from the sales of LPG storage facilities.

The following table includes reconciliations of net income to EBITDA for the periods presented:

	Year Ended September 30,
	2009	2008	2007
Net income attributable to AmeriGas Partners, L.P.	$224.6	$158.0	$190.8
Income tax expense	2.7	1.7	0.8
Interest expense	70.3	72.9	71.5
Depreciation	78.5	75.7	71.6
Amortization	5.3	4.7	4.0

EBITDA	$381.4	$313.0	$338.7

(c)	Net income attributable to AmeriGas Partners, L.P. in Fiscal 2009 and Fiscal 2007 includes $39.5 million and $45.7 million, respectively, from the sales of LPG storage facilities.

(d)
Deviation from average heating degree days for the 30-year period 1971-2000 based upon national weather statistics provided by the National Oceanic and Atmospheric Administration (“NOAA”) for 335 airports in the United States, excluding Alaska. Fiscal 2008 data has been adjusted to correct a NOAA error.

Fiscal 2009 Compared with Fiscal 2008
Based upon heating degree-day data, average temperatures in our service territories during Fiscal 2009 were 2.5% warmer than normal compared with temperatures in the prior year that were 3.0% warmer than normal. Fiscal 2009 retail gallons sold were 6.5% lower than Fiscal 2008 reflecting, among other things, the adverse effects of the significant deterioration in general economic activity which has occurred over the last year and continued customer conservation. During Fiscal 2009, average wholesale propane commodity prices at Mont Belvieu, Texas, one of the major supply points in the U.S., were more than 50% lower than such prices in Fiscal 2008. The decrease in the average wholesale commodity prices in Fiscal 2009 reflects the effects of a precipitous decline in commodity propane prices principally during the first quarter of Fiscal 2009 following a substantial increase in prices during most of the second half of Fiscal 2008. Although wholesale propane prices in Fiscal 2009 rebounded modestly from prices experienced earlier in the year, at September 30, 2009 such prices remained approximately 35% lower than at September 30, 2008.
Retail propane revenues declined $463.2 million in Fiscal 2009 reflecting a $303.6 million decrease as a result of the lower retail volumes sold and a $159.6 million decrease due to lower average selling prices. Wholesale propane revenues declined $69.5 million reflecting an $83.7 million decrease from lower wholesale selling prices partially offset by a $14.2 million increase from higher wholesale volumes sold. Total cost of sales decreased $591.8 million to $1,316.5 million principally reflecting the effects of the previously mentioned lower propane commodity prices and the lower volumes sold.
Total margin was $36.7 million greater in Fiscal 2009 reflecting the beneficial impact of higher than normal retail unit margins resulting from the previously mentioned rapid decline in propane commodity costs that occurred primarily as we entered the critical winter heating season in the first quarter of Fiscal 2009. The increase of total propane margin was partially offset by lower terminal revenue and ancillary sales and fee income.
The $68.4 million increase in Fiscal 2009 EBITDA reflects the effects of a $39.9 million pre-tax gain from the November 2008 sale of the Partnership’s California LPG storage facility and the previously mentioned $36.7 million increase in total margin. These increases were partially offset by slightly higher operating and administrative expenses and slightly lower other income. The slightly higher operating and administrative expenses reflect, in large part, higher compensation and benefit expenses, higher costs associated with facility maintenance projects, and higher litigation and self insured liability and casualty charges offset principally by lower vehicle fuel expenses (due to lower propane, diesel and gasoline prices) and lower Fiscal 2009 uncollectible accounts expense.
Operating income increased $65.6 million in Fiscal 2009 reflecting the previously mentioned $68.4 million increase in EBITDA partially offset by slightly higher depreciation and amortization expense associated with acquisitions and plant and equipment expenditures made since the prior year.
Fiscal 2008 Compared with Fiscal 2007
Based upon heating degree-day data, average temperatures in our service territories were 3.0% warmer than normal in Fiscal 2008 compared with temperatures that were 6.5% warmer than normal in Fiscal 2007. Notwithstanding the slightly colder Fiscal 2008 weather and the full-year benefits of acquisitions made in Fiscal 2007, retail gallons sold were slightly lower reflecting, among other things, customer conservation in response to increasing propane product costs and a weak economy. The average wholesale propane cost at Mont Belvieu, Texas, increased nearly 50% during Fiscal 2008 over the average cost during Fiscal 2007.
Retail propane revenues increased $480.7 million in Fiscal 2008 reflecting a $507.0 million increase due to the higher average selling prices partially offset by a $26.3 million decrease as a result of the lower retail volumes sold. Wholesale propane revenues increased $47.8 million in Fiscal 2008 reflecting a $55.1 million increase from higher average wholesale selling prices partially offset by a $7.3 million decrease from lower wholesale volumes sold. Total cost of sales increased $471.1 million to $1,908.3 million in Fiscal 2008 reflecting higher propane product costs.

Total margin was $66.7 million greater in Fiscal 2008 principally reflecting higher average propane margin per retail gallon sold and, to a much lesser extent, higher fee income.
EBITDA in Fiscal 2008 was $313.0 million compared to EBITDA of $338.7 million in Fiscal 2007. Fiscal 2007 EBITDA includes $46.1 million resulting from the sale of the Partnership’s Arizona storage facility. Excluding the effects of this gain in Fiscal 2007, EBITDA in Fiscal 2008 increased $20.4 million over Fiscal 2007 principally reflecting the previously mentioned increase in total margin partially offset by a $47.9 million increase in operating and administrative expenses. The increased operating expenses reflect expenses associated with acquisitions, increased vehicle fuel and maintenance expenses, greater general insurance expense and, to a lesser extent, higher uncollectible accounts expenses largely attributable to the higher revenues.
The Partnership’s operating income decreased $30.8 million in Fiscal 2008 reflecting the lower EBITDA and higher depreciation and amortization expense resulting from the full-year effects of Fiscal 2007 propane business acquisitions and plant and equipment expenditures.
Financial Condition and Liquidity
Capitalization and Liquidity
The Partnership’s debt outstanding at September 30, 2009 totaled $865.6 million (including current maturities of long-term debt of $82.2 million). Total debt outstanding at September 30, 2009 includes long-term debt comprising $779.7 million of AmeriGas Partners’ Senior Notes, $80.0 million of AmeriGas OLP First Mortgage Notes and $5.9 million of other long-term debt. In March 2009, AmeriGas OLP repaid $70 million of its First Mortgage Notes with cash generated from operations.
AmeriGas OLP’s short-term borrowing needs are seasonal and are typically greatest during the fall and winter heating-season months due to the need to fund higher levels of working capital. In order to meet its short-term cash needs, AmeriGas OLP has a $200 million credit agreement (“Credit Agreement”) which expires on October 15, 2011. AmeriGas OLP’s Credit Agreement consists of (1) a $125 million Revolving Credit Facility and (2) a $75 million Acquisition Facility. The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75 million to finance the purchase of propane businesses or propane business assets or, to the extent it is not so used, for working capital and general purposes.
In order to provide for increased liquidity, on April 17, 2009, AmeriGas OLP entered into a $75 million unsecured revolving credit facility (“2009 Supplemental Credit Agreement”) with three major banks. The 2009 Supplemental Credit Agreement expires on July 1, 2010 and permits AmeriGas OLP to borrow up to $75 million for working capital and general purposes.
There were no borrowings outstanding under the credit agreements at September 30, 2009. Issued and outstanding letters of credit under the Revolving Credit Facility, which reduce the amount available for borrowings, totaled $37.0 million at September 30, 2009. The average daily and peak bank loan borrowings outstanding under the credit agreements during Fiscal 2009 were $43.8 million and $184.5 million, respectively. The average daily and peak bank loan borrowings outstanding under the Credit Agreement during Fiscal 2008 were $39.1 million and $106.0 million, respectively. The higher peak bank loan borrowings in Fiscal 2009 resulted from the need to fund counterparty cash collateral obligations associated with derivative financial instruments used by the Partnership to manage price risk associated with fixed sales price commitments to customers. These collateral obligations resulted from the precipitous decline in propane commodity prices that occurred early in Fiscal 2009. At September 30, 2009, the Partnership’s available borrowing capacity under the credit agreements was $238.0 million.
Based on existing cash balances, cash expected to be generated from operations, and borrowings available under AmeriGas OLP’s Credit Agreement and the 2009 Supplemental Credit Agreement, the Partnership’s management believes that the Partnership will be able to meet its anticipated contractual commitments and projected cash needs during Fiscal 2010. For a more detailed discussion of the Partnership’s credit facilities, see Note 7 to Consolidated Financial Statements.

Partnership Distributions
The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in a total amount equal to its Available Cash as defined in the Fourth Amended and Restated Agreement of Limited Partnership, (the “Partnership Agreement”) for such quarter. Available Cash generally means:
1. cash on hand at the end of such quarter,
2. plus all additional cash on hand as of the date of determination resulting from borrowings after the end of such quarter,
3. less the amount of cash reserves established by the General Partner in its reasonable discretion.
The General Partner may establish reserves for the proper conduct of the Partnership’s business and for distributions during the next four quarters. In addition, certain of the Partnership’s debt agreements require reserves be established for the payment of debt principal and interest.
Distributions of Available Cash are made 98% to limited partners and 2% to the General Partner (giving effect to the 1.01% interest of the General Partner in distributions of Available Cash from AmeriGas OLP to AmeriGas Partners) until Available Cash exceeds the Minimum Quarterly Distribution of $0.55 and the First Target Distribution of $0.055 per Common Unit (or a total of $0.605 per Common Unit). If Available Cash exceeds $0.605 per Common Unit in any quarter, the General Partner will receive a greater percentage of the total Partnership distribution but only with respect to the amount by which the distribution per Common Unit to limited partners exceeds $0.605.
Quarterly distributions of Available Cash per limited partner unit paid during Fiscal 2009, Fiscal 2008 and Fiscal 2007 were as follows:

	Fiscal
	2009	2008	2007
1st Quarter	$0.64	$0.61	$0.58
2nd Quarter	0.64	0.61	0.58
3rd Quarter	0.67	0.64	0.61
4th Quarter	0.84	0.64	0.86
Because the Partnership made distributions to Common Unitholders in excess of $0.605 per limited partner unit beginning in the third quarter of Fiscal 2007, the General Partner has received a greater percentage of the total Partnership distribution than its aggregate 2% general partner interest in AmeriGas Partners and AmeriGas OLP. The total amount of distributions received by the General Partner with respect to its 1% general partner interest in AmeriGas Partners during Fiscal 2009, Fiscal 2008 and Fiscal 2007 totaled $6.1 million, $2.1 million and $5.2 million, respectively, which amounts included incentive distributions of $4.5 million, $0.7 million and $3.7 million, respectively.
On July 27, 2009, the General Partner’s Board of Directors approved a distribution of $0.84 per Common Unit payable on August 18, 2009 to unitholders of record on August 10, 2009. This distribution includes the regular quarterly distribution of $0.67 per Common Unit and $0.17 per Common Unit reflecting a one-time distribution of a portion of the proceeds from the Partnership’s sale of its California storage facility in November 2008.
On July 30, 2007, the General Partner’s Board of Directors approved a distribution of $0.86 per Common Unit payable on August 18, 2007 to unitholders of record on August 10, 2007. This distribution included the regular quarterly distribution of $0.61 per Common Unit and $0.25 per Common Unit reflecting a one-time distribution of a portion of the proceeds from the Partnership’s sale of its Arizona storage facility in July 2007.
Cash Flows
Operating activities. Due to the seasonal nature of the Partnership’s business, cash flows from operating activities are generally strongest during the second and third fiscal quarters when customers pay for propane consumed during the heating season months. Conversely, operating cash flows are generally at their lowest levels during the first and fourth fiscal quarters when the Partnership’s investment in working capital, principally accounts receivable and inventories, is generally greatest. The Partnership may use its credit agreements to satisfy its seasonal operating cash flow needs.

Cash flow from operating activities was $367.5 million in Fiscal 2009, $180.2 million in Fiscal 2008 and $204.5 million in Fiscal 2007. Cash flow from operating activities before changes in operating working capital was $281.2 million in Fiscal 2009, $255.1 million in Fiscal 2008 and $234.7 million in Fiscal 2007. The year-over-year increase in cash flow from operating activities before changes in working capital during the three-year period ended September 30, 2009 principally reflects improved year-over-year operating results. Cash provided (used) to fund changes in operating working capital totaled $86.3 million in Fiscal 2009, ($74.9) million in Fiscal 2008 and ($30.2) million in Fiscal 2007. The greater cash provided by changes in operating working capital in Fiscal 2009 reflects lower net cash required to fund changes in accounts receivable and inventories due in large part to the effects of declining wholesale propane product costs. This increase in cash provided by changes in accounts receivable and inventory was partially offset by the impact of the timing of payments and the decrease in current-year period propane product costs on accounts payable. Cash flow from changes in operating working capital in Fiscal 2009 also reflects reimbursements of $17.8 million of counterparty collateral deposits paid in Fiscal 2008. The greater cash required to fund operating working capital in Fiscal 2008 compared with Fiscal 2007 principally reflects the impact of increases in propane prices and timing of cash receipts on cash flow from changes in accounts receivables and net collateral deposits of $17.8 million associated with commodity derivative instruments.
Investing activities. Investing activity cash flow is principally affected by expenditures for property, plant and equipment, cash paid for acquisitions of businesses and proceeds from sales of assets. Cash flow used in investing activities was $79.5 million in Fiscal 2009, $55.6 million in Fiscal 2008 and $97.5 million in Fiscal 2007. We spent $78.7 million for property, plant and equipment (comprising $37.5 million of maintenance capital expenditures and $41.2 million of growth capital expenditures) in Fiscal 2009; $62.8 million for property, plant and equipment (comprising $29.1 million of maintenance capital expenditures and $33.7 million of growth capital expenditures) in Fiscal 2008; and $73.8 million for property, plant and equipment (comprising $27.2 million of maintenance capital expenditures and $46.6 million of growth capital expenditures) in Fiscal 2007. The greater capital expenditures in Fiscal 2009 include expenditures associated with an ongoing system software replacement. In November 2008, the Partnership sold its California 600,000 barrel LPG storage facility for net cash proceeds of $42.4 million. Also during Fiscal 2009, the Partnership paid total net cash of $50.1 million for acquisitions of retail propane businesses, including $32.2 million for the acquisition of the assets of Penn Fuel Propane, LLC. In July 2007, the Partnership sold its 3.5 million barrel liquefied petroleum gas storage terminal located near Phoenix, Arizona for net cash proceeds of $49.0 million. Also during Fiscal 2007, the Partnership acquired several retail propane distribution businesses, including the retail distribution businesses of All Star Gas Corporation and Shell Gas (LPG) USA, and several cylinder refurbishing businesses for total net cash consideration of $78.8 million.
Financing activities. Changes in cash flow from financing activities are primarily due to distributions on AmeriGas Partners Common Units, issuances and repayments of long-term debt, borrowings under credit agreements, and issuances of AmeriGas Partners Common Units. Cash flow used by financing activities was $239.7 million in Fiscal 2009, $147.7 million in Fiscal 2008 and $157.7 million in Fiscal 2007. Distributions in Fiscal 2009 and Fiscal 2007 include an additional $0.17 and $0.25 per Common Unit to distribute a portion of the proceeds from the Partnership’s November 2008 and July 2007 sales of storage facility assets, respectively. During Fiscal 2009, AmeriGas OLP repaid $70 million of maturing First Mortgage Notes using cash generated from operations.
Capital Expenditures
In the following table, we present capital expenditures (which exclude acquisitions) for Fiscal 2009, Fiscal 2008 and Fiscal 2007. We also provide amounts we expect to spend in Fiscal 2010. We expect to finance Fiscal 2010 capital expenditures principally from cash generated by operations and borrowings under our credit agreements.

Year Ended September 30,	2010	2009	2008	2007
(Millions of dollars)	(estimate)
Property, plant and equipment expenditures	$82.0	$78.7	$62.8	$73.8
The greater Fiscal 2010 and Fiscal 2009 capital expenditures include expenditures associated with a Partnership system software replacement.

Contractual Cash Obligations and Commitments
The Partnership has certain contractual cash obligations that extend beyond Fiscal 2009 including obligations associated with long-term debt, interest on long-term fixed-rate debt, lease obligations, derivative instruments and propane supply contracts. The following table presents significant contractual cash obligations as of September 30, 2009:

	Payments Due by Period
					Fiscal 2015
		Fiscal	Fiscal	Fiscal	and
(Millions of dollars)	Total	2010	2011-2012	2013-2014	thereafter
Long-term debt (a)	$865.5	$82.2	$16.7	$1.3	$765.3
Interest on long-term fixed-rate debt (b)	365.7	64.3	111.3	110.1	80.0
Operating leases	222.7	48.3	72.6	46.5	55.3
Derivative financial instruments (c)	19.3	19.3	—	—	—
Propane supply contracts	50.5	50.5	—	—	—
Other purchase obligations (d)	18.6	18.6	—	—	—

Total	$1,542.3	$283.2	$200.6	$157.9	$900.6

(a)	Based upon stated maturity dates.

(b)	Based upon stated interest rates.

(c)	Represents the sum of amounts due if derivative financial instrument liabilities were settled at the September 30, 2009 amounts reflected in the financial statements.

(d)	Includes material capital expenditure obligations.
The components of other noncurrent liabilities included in our Consolidated Balance Sheet at September 30, 2009 principally consist of property and casualty liabilities and, to a much lesser extent, liabilities associated with executive compensation plans and employee post-employment benefit programs. These liabilities are not included in the table of Contractual Cash Obligations and Commitments because they are estimates of future payments and not contractually fixed as to timing or amount.
Partnership Sale of Propane Storage Facility
On November 13, 2008, AmeriGas OLP sold its 600,000 barrel refrigerated, above-ground storage facility located on leased property in California. We recorded a pre-tax gain of $39.9 million associated with this transaction, which increased net income attributable to AmeriGas Partners, L.P. for the year ended September 30, 2009 by $39.5 million. In July 2007, AmeriGas OLP sold its 3.5 million barrel liquefied petroleum gas storage terminal located near Phoenix, Arizona to Plains LPG Services, L.P. The Partnership recorded a pre-tax gain of $46.1 million associated with this transaction, which increased net income attributable to AmeriGas Partners, L.P. for the year ended September 30, 2007 by $45.7 million.
AmeriGas OLP Environmental Matter
By letter dated March 6, 2008, the New York State Department of Environmental Conservation (“DEC”) notified AmeriGas OLP that DEC had placed property owned by the Partnership in Saranac Lake, New York on its Registry of Inactive Hazardous Waste Disposal Sites. A site characterization study performed by DEC disclosed contamination related to former manufactured gas plant (“MGP”) operations on the site. DEC has classified the site as a significant threat to public health or environment with further action required. The Partnership has reviewed the preliminary site characterization study prepared by the DEC, the extent of the contamination, and the possible existence of other potentially responsible parties. The Partnership has researched the history of the site and its ownership interest in the site. The Partnership has communicated the results of its research to DEC and is awaiting a response before doing any additional investigation. Because of the preliminary nature of available environmental information, the ultimate amount of expected clean up costs cannot be reasonably estimated.

Related Party Transactions
Pursuant to the Partnership Agreement and a Management Services Agreement among AmeriGas Eagle Holdings, Inc., the general partner of Eagle OLP, and the General Partner, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $355.0 million, $345.5 million and $333.6 million in Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses.
UGI Corporation (“UGI”) provides certain financial and administrative services to the General Partner. UGI bills the General Partner for all direct and indirect corporate expenses incurred in connection with providing these services and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $12.2 million, $11.2 million and $10.8 million in Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively. In addition, UGI and certain of its subsidiaries provide office space and automobile liability insurance to the Partnership. These costs totaled $2.8 million, $2.3 million and $2.5 million in Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively.
AmeriGas OLP purchases propane from UGI Energy Services, Inc. and subsidiaries (“Energy Services”), which is owned by an affiliate of UGI. Purchases of propane by AmeriGas OLP from Energy Services totaled $24.3 million, $47.3 million and $34.7 million during Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively. Amounts due to Energy Services at September 30, 2009 and 2008 totaled $1.5 million and $1.3 million, respectively, which are included in accounts payable – related parties in our Consolidated Balance Sheets.
In September 2007, in conjunction with a propane business acquisition, the Partnership issued 166,205 Common Units to the General Partner in consideration for the retention of certain income tax liabilities having a fair value of $34.28 per Common Unit. See Notes 4 and 14 to Consolidated Financial Statements for more information related to this transaction.
On October 1, 2008, AmeriGas OLP acquired all of the assets of Penn Fuel Propane, LLC (now named UGI Central Penn Propane, LLC, “CPP”) from CPP, a second-tier subsidiary of UGI Utilities, Inc., for $32 million cash plus estimated working capital of $1.6 million. UGI Utilities, Inc. is a wholly owned subsidiary of UGI. CPP sold propane to customers primarily in eastern Pennsylvania. AmeriGas OLP funded the acquisition of the assets of CPP principally from borrowings under its Credit Agreement. Pursuant to the acquisition agreement, in February 2009, AmeriGas OLP reached an agreement with UGI Utilities on the working capital adjustment pursuant to which UGI Utilities reimbursed AmeriGas OLP $1.4 million plus interest.
The Partnership sold propane to certain affiliates of UGI. Such amounts were not material during Fiscal 2009, Fiscal 2008 or Fiscal 2007.
Off-Balance Sheet Arrangements
We do not have any off–balance sheet arrangements that are expected to have an effect on the Partnership’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Market Risk Disclosures
Our primary financial market risks include commodity prices for propane and interest rates on borrowings.
Commodity Price Risk
The risk associated with fluctuations in the prices the Partnership pays for propane is principally a result of market forces reflecting changes in supply and demand for propane and other energy commodities. The Partnership’s profitability is sensitive to changes in propane supply costs and the Partnership generally passes on increases in such costs to customers. The Partnership may not, however, always be able to pass through product cost increases fully or on a timely basis, particularly when product costs rise rapidly. In order to reduce the volatility of the Partnership’s propane market price risk, we use contracts for the forward purchase or sale of propane, propane fixed-price supply agreements, and over-the-counter derivative commodity instruments including price swap and option contracts. Over-the-counter derivative commodity instruments utilized by the Partnership to hedge forecasted purchases of propane are generally settled at expiration of the contract. These derivative financial instruments contain collateral provisions. In order to minimize our credit risk associated with derivative commodity contracts, we monitor established credit limits with our contract counterparties. Although we use derivative financial and commodity instruments to reduce market price risk associated with forecasted transactions, we do not use derivative financial and commodity instruments for speculative or trading purposes.

Interest Rate Risk
The Partnership has both fixed-rate and variable-rate debt. Changes in interest rates impact the cash flows of variable-rate debt but generally do not impact their fair value. Conversely, changes in interest rates impact the fair value of fixed-rate debt but do not impact their cash flows.
Our variable-rate debt includes borrowings under AmeriGas OLP’s credit agreements. These agreements have interest rates that are generally indexed to short-term market interest rates. At September 30, 2009 and 2008, there were no borrowings outstanding under the credit agreements. Based upon the average level of borrowings outstanding under the credit agreements in Fiscal 2009, an increase in short-term interest rates of 100 basis points (1%) would have increased annual interest expense by $0.4 million.
The remainder of our debt outstanding is subject to fixed rates of interest. A 100 basis point increase in market interest rates would result in decreases in the fair value of this fixed-rate debt of $38.2 million and $38.9 million at September 30, 2009 and 2008, respectively. A 100 basis point decrease in market interest rates would result in increases in the fair market value of this debt of $40.7 million and $41.7 million at September 30, 2009 and 2008, respectively.
Our long-term debt is typically issued at fixed rates of interest based upon market rates for debt having similar terms and credit ratings. As these long-term debt issues mature, we may refinance such debt with new debt having interest rates reflecting then-current market conditions. This debt may have an interest rate that is more or less than the refinanced debt. In order to reduce interest rate risk associated with forecasted issuances of fixed-rate debt, from time to time we enter into interest rate protection agreements.
The following table summarizes the fair values of unsettled market risk sensitive derivative instruments held at September 30, 2009 and 2008. It also includes the changes in fair value that would result if there were a ten percent adverse change in (1) the market price of propane and (2) the three-month LIBOR:

	Fair Value -
	Asset	Change in
(Millions of dollars)	(Liability)	Fair Value
September 30, 2009:
Propane swap and option contracts	$11.8	$(14.0)
Interest rate protection agreements	(15.9)	(4.9)

September 30, 2008:
Propane swap and option contracts	$(54.0)	$(29.1)
Interest rate protection agreements	(5.8)	(4.0)
Because the Partnership’s derivative instruments generally qualify as hedges under generally accepted accounting principles (“GAAP”), we expect that changes in the fair value of derivative instruments used to manage propane price or interest rate risk would be substantially offset by gains or losses on the associated anticipated transactions.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in compliance with GAAP requires the selection and application of appropriate accounting principles to the relevant facts and circumstances of the Partnership’s operations and the use of estimates made by management. The Partnership has identified the following critical accounting policies that are most important to the portrayal of the Partnership’s financial condition and results of operations. Changes in these policies could have a material effect on the financial statements. The application of these accounting policies necessarily requires management’s most subjective or complex judgments regarding estimates and projected outcomes of future events which could have a material impact on the financial statements. Management has reviewed these critical accounting policies, and the estimates and assumptions associated with them, with its Audit Committee. In addition, management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

Litigation accruals and environmental liabilities. The Partnership is involved in litigation regarding pending claims and legal actions that arise in the normal course of its business and may own sites at which hazardous substances may be present. In accordance with GAAP, the Partnership establishes reserves for pending claims and legal actions or environmental remediation liabilities when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Reasonable estimates involve management judgments based on a broad range of information and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. Such estimated reserves may differ materially from the actual liability and such reserves may change materially as more information becomes available and estimated reserves are adjusted.
Depreciation and amortization of long-lived assets. We compute depreciation on property, plant and equipment on a straight-line basis over estimated useful lives generally ranging from 2 to 40 years. We also use amortization methods and determine asset values of intangible assets other than goodwill using reasonable assumptions and projections. Changes in the estimated useful lives of property, plant and equipment and changes in intangible asset amortization methods or values could have a material effect on our results of operations. As of September 30, 2009, our net property, plant and equipment totaled $628.9 million. Depreciation expense of $78.5 million was recorded during Fiscal 2009.
Purchase price allocation. From time to time, we enter into material business combinations. In accordance with accounting guidance associated with business combinations, the purchase price is allocated to the various assets and liabilities acquired at their estimated fair value. Fair values of assets acquired and liabilities assumed are based upon available information and may involve us engaging an independent third party to perform an appraisal. Estimating fair values can be complex and subject to significant business judgment. Estimates most commonly impact property, plant and equipment and intangible assets, including those with indefinite lives. Generally, we have, if necessary, up to one year from the acquisition date to finalize the purchase price allocation.
Newly Adopted and Recently Issued Accounting Pronouncements
See Note 3 to Consolidated Financial Statements for a discussion of the effects of accounting guidance we adopted in Fiscal 2009, Fiscal 2008 and Fiscal 2007 as well as recently issued accounting guidance not yet adopted.